TRUST FOR PROFESSIONAL MANAGERS
ADDENDUM TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM, dated as of March 31, 2017, to the Transfer Agent Servicing Agreement dated January 18, 2010 (the “Agreement”), is entered into by and among the TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the Jensen Quality Value Fund (the “Fund”), U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”) and JENSEN INVESTMENT MANAGEMENT, INC. (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement to add Mutual Fund Profile II (“MFP II”) services, a multi-dimensional repository that allows fund, broker-dealers and other distribution firms to automate and streamline the exchange of accurate and timely information on securities, participants and distributions to the Agreement and where applicable, to also make MFP II available to the Adviser; and

WHEREAS, the Trust and Adviser desire to retain USBFS to input and maintain their Fund data information into the Depository Trust & Clearing Corporation’s (DTCC’s) MFP II; and

WHEREAS, Section 12 of the Agreement allows for its modification by a written instrument executed by both parties and authorized or approved by the Board of Trustees; and,

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties agree to modify the Agreement as follows:

New sections 23 and 24 shall be added under A. to the Agreement:

23. Duties and Responsibilities of USBFS for MFP II Services

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A. Input and maintain Fund data information into DTCC’s MFP II Services for the Trust and Adviser as further described below.

B. Gather Fund data from Adviser and any other such applicable sources such as SEC registration documents, TA 2000 and USBFS’ internal repository, MFX.

C. Input pertinent data into MFP II, including but not limited to, cusips, minimums, allowable social codes, blue sky registered states, 12b-1 information, breakpoint linking rules and other Fund information.

D. Ongoing maintenance of existing data in MFP II, including adds/deletes, as necessary.

E. Annual review of information in MFP II, and remediation, as needed.

F. Notify Adviser of proposed additions, deletions or revisions of data to be included in MFP II and release such data for publication in MFP II after review and authorization by Adviser.

G. Perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

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H. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED OR INPUTTED TO MFP II INCLUDING WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.
I. USBFS shall assist the Adviser and the Trust in verifying the accuracy of any of the information entered into MFP II.
24. Duties and Responsibilities of Trust and Adviser for MFP II Services
A. The Trust or Adviser shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

B. The Trust and Adviser assume exclusive responsibility for the consequences of any instructions they may give to USBFS, and for the Trust’s or Adviser’s failure to supply accurate information to USBFS.
C. The Adviser and the Trust shall review all data that USBFS enters, deletes, or modifies in MFP II. The Adviser and the Trust shall provide written confirmation to USBFS that they have reviewed such entry, deletion or modification, that such data is correct, and that they authorize USBFS to release such entry, deletion or modification in MFP II. The Adviser and the Trust acknowledge and agree that USBFS will not enter any data into MFP II, or make and deletions or modifications to data in MFP II, without such written authorization.
D. The Adviser and the Trust acknowledge that they are responsible for determining and/or confirming the accuracy of the information provided to USBFS and the review of information entered into MFP II, and they each expressly indemnify and release USBFS from any and all liability associated with any inaccuracy or incompleteness of such data or the inclusion of such data in MFP II.
E. The fee schedule for MFP II services is attached hereto as Exhibit E.

The Agreement, as modified, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Addendum to be executed as of the date above by the undersigned duly authorized representatives.

TRUST FOR PROFESSIONAL MANAGERS    U.S. BANCORP FUND SERVICES, LLC
By: /s/ John P. Buckel        By: /s/ Ian Martin
Printed Name: John P. Buckel    Printed Name: Ian Martin
Title: President    Title: Executive Vice President

JENSEN INVESTMENT MANAGEMENT, INC.

By: /s/ Robert D. McIver

Printed Name: Robert D. McIver

Title: President

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Exhibit E to the Trust for Professional Managers
Transfer Agent Servicing Agreement – Fees for Mutual Fund Profile II effective January 1, 2017

Mutual Fund Profile II

Mutual Fund Profile II Services
Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site
•
Initial data population: $_____ for less than 25 CUSIPS / $_____ for 25 CUSIPS or more
▪    Monthly maintenance: $_____ per management company
▪    Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $_____/hour

Fees are billed monthly.

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit E.

Jensen Investment Management, Inc.
By: /s/ Robert D. McIver                Date: 5/4/2017
Name and Title: Robert D. McIver, President

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